EXHIBIT 99.1

News Release	For immediate release

Zix Corporation Acquires Assets and Business of Elron Software Inc.

Web access control and email content filtering to complement ZixCorp’s existing services

DALLAS — Sept. 2, 2003 — Zix Corporation (ZixCorp™), (Nasdaq: ZIXI), a global provider of e-messaging protection and transaction services, today announced it has acquired substantially all of the assets and business of Elron Software Inc., a majority-owned subsidiary of Elron Electronic Industries Ltd. (Nasdaq: ELRN) and a leading provider of spam, email and Web filtering solutions. This acquisition enables ZixCorp to enhance its protection management offering by adding a robust feature set to its anti-spam, anti-virus, and content filtering services while expanding its offerings to include URL filtering. All the above solutions can now be offered on-premise, fully hosted, or co-sourced (meaning a shared service offering), which will give customers the most flexible and comprehensive offering available on the market. A conference call will be held at 4 p.m. CST today to discuss the acquisition. Details of the call are listed below.

ZixCorp increases its capabilities with Elron Software’s award-winning, Web Inspector™, a Web filtering and Internet monitoring service that uses a rules-based management to create and maintain a company’s Internet usage policies. The service also includes rich reporting capabilities and real-time alerts of policy violations. Message Inspector™, another product from Elron Software, complements ZixCorp’s current anti-spam and anti-virus offerings by providing an on-premise method for protecting against unauthorized inbound, outbound and interoffice communications and virus attacks.

“By adding Elron Software’s product line to our current service offering, we have not only accelerated the development time needed to build the additional feature sets by about one year, but we have created the most flexible deployment model for messaging and protection offered on the market today,” said John A. Ryan, chairman, president, and CEO for ZixCorp. “We can now offer secure messaging, content filtering, URL filtering, anti-spam, and anti-virus in a way that best fits the customer’s needs — on-premise, co-sourced, or fully hosted in the ZixSecure Center™.

“This purchase enables ZixCorp to expand our addressable markets,” continued Ryan. “We will continue to focus on the healthcare industry but will leverage the Elron Software’s sales team and distribution channels to move into new verticals. In addition, this acquisition is expected to add approximately $1.5 million per quarter in new product bookings and maintenance renewals and is expected to become cash flow neutral in the fourth quarter of 2003.”

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Elron Software’s product offering reaches a cross-industry customer base including such companies as Eli Lilly, 20th Century Fox, Capital Region Healthcare, JFK Medical Center, New Mexico Mortgage Finance Authority, Anheuser Busch Companies, CVS Corporation, Honeywell, Lucent Technologies, Siemens, Sony Entertainment, T.J. Maxx, Texaco, Time Warner, Trans Union, and 4,600 other customers across the United States.

“With all the great technology at Elron Software, combined with a direct sales force and suite of secure e-messaging solutions at ZixCorp, this couldn’t be a better fit,” said Doron Birger, chairman of Elron Software Inc. and president and CEO of Elron Electronic Industries Ltd. “We feel strongly that ZixCorp can take our product offering to a higher level than ever before in the U.S. This acquisition will enable ZixCorp to offer a comprehensive solution to fully address issues associated with electronic communication in any organization. Our complete product line will enable Zix Corporation to tailor to the needs of any customer, across any industry.”

Under the terms of the agreement, ZixCorp acquired substantially all of the assets and business of Elron Software Inc. by issuing 1,709,402 shares of ZixCorp’s common stock, valued at $6 million or $3.51 per share, and a 5.75 percent convertible note for $1 million which is due in 12 monthly installments beginning Sept. 2004. The note may be converted by the holders into ZixCorp common stock at a conversion price of $3.86 per share. In addition, ZixCorp assumed certain liabilities of Elron Software Inc.

Founded in 1997, Elron Software has approximately 37 employees based primarily in Burlington, Mass. Elron Software’s Internet Manager product family is the recipient of numerous awards, including: SC Magazine’s Top Pick Award, PC Magazine’s prestigious Editor’s Choice Award, Network Computing’s Editors’ Choice Award, and IDC’s #1 Selling Stand-Alone Web Access Solution.

Conference Call Information

ZixCorp will hold an investor conference call to discuss details of the acquisition at 4 p.m. CST today. The dial-in number is (913) 981-5558. A replay of the conference call will be available until Tuesday, Sept. 9, 2003 at (719) 457-0820, access code 138013, as well as on ZixCorp’s web site, www.zixcorp.com.

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About Elron Electronic Industries Ltd.

Elron Electronic Industries Ltd. is a multinational high-technology holding company based in Israel. Through affiliates, Elron is engaged with a group of high-technology operating companies in the fields of advanced defense electronics, communication, software, information technology, medical devices, semiconductors and amorphous Metals. For further information, visit www.elron.com.

About Elron Software Inc.

Elron Software’s Internet Manager product family, including IM Message Inspector, IM Web Inspector and IM Anti-Virus, is a comprehensive set of solutions for Web access control, email content filtering and virus protection. These award-winning security solutions maximize the productive use of the Internet while minimizing the associated risks: confidential data loss, reduced productivity, legal liability, network congestion, spam and virus attacks. With worldwide headquarters in Burlington, Mass., Elron Software is a majority-owned subsidiary of Elron Electronic Industries (Nasdaq:ELRN). For more information, please visit www.elronsoftware.com.

About Zix Corporation

Zix Corporation (ZixCorp™) is a global provider of e-messaging protection and transaction services. ZixCorp offers a range of solutions to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption and e-prescribing. ZixCorp helps organizations of any size to streamline operations, mitigate risks, and leverage the efficiencies of e-messaging. For more information, visit www.zixcorp.com.

Safe Harbor Statement

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s lack of significant revenues; the company’s ability to achieve broad market acceptance for its products and services, including the products and services offered by its recently acquired businesses; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in e-messaging protection and transaction services business; and the company’s ability to successfully and timely introduce new e-messaging protection and transaction services, products, or related services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

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Media/Investor Contact: Whitney Gilliam, ZixCorp, (214) 515-7338, wgilliam@zixcorp.com